Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Strengthens Cash Position and Announces Preliminary Third Quarter Orders
PORTLAND, Ore. - January 10, 2017 - Electro Scientific Industries, Inc. (Nasdaq: ESIO), an innovator in laser-based manufacturing solutions for the micro-machining industry, announced that CEO Michael Burger will be presenting at the Needham Growth Conference in New York City, at 4:15 p.m. EST today. In his presentation Mr. Burger will discuss his initial thoughts on ESI’s strategy and direction, with more details to be provided at the time the company reports its earnings for the third quarter, scheduled for February 1. In conjunction with this presentation, the company is announcing that preliminary orders for its fiscal 2017 third quarter are expected to be $42-44 million. Cash and investments at the end of the quarter are expected to be $54-$55 million.
The company also announced that on January 9, 2017, it closed a $14 million ten-year term loan with First Technology Federal Credit Union in Beaverton, Oregon. The loan is secured by a mortgage on ESI’s Portland, Oregon headquarters facility. The proceeds will be available to fund the company’s growth strategy and are additive to the cash balance at the end of the third quarter.
“This transaction monetizes a significant corporate asset with low-cost, long-term debt,” stated Michael Burger, CEO of ESI. “It strengthens our balance sheet and provides cash for investments in our transition and growth strategy. I look forward to meeting with investors at the conference today.”

About ESI, Inc.
ESI's integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI's laser-based manufacturing solutions feature the micro-machining industry's highest precision and speed, and target the lowest total cost of ownership. ESI is headquartered in Portland, Oregon, with global operations and subsidiaries in Asia, Europe and North America. More information is available at www.esi.com.

Forward-Looking Statements
This press release includes forward-looking statements about orders, revenue, earnings per share and cash. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include the risk that our final financial results differ after the accounting and review process is complete.